Exhibit 99.1

News Release	Sterling Bancorp 400 Rella Boulevard Montebello, NY 10901-4243 T 845.369.8040 F 845.369.8255

http://www.sterlingbancorp.com

FOR IMMEDIATE RELEASE
July 18, 2017

STERLING BANCORP CONTACT:
Luis Massiani, SEVP & Chief Financial Officer
845.369.8040

STERLING BANCORP AND STERLING NATIONAL BANK Receive

Investment Grade Ratings from Kroll Bond Rating Agency

MONTEBELLO, NY – July 18, 2017 – Sterling Bancorp (NYSE: STL) today announced that Kroll Bond Rating Agency (KBRA), a full-service rating agency, has initiated coverage on the Company and its Sterling National Bank subsidiary, and has assigned the following investment grade ratings:

Entity	Type	Rating	Outlook
Sterling Bancorp	Senior Unsecured Debt	BBB+	Stable
	Subordinated Debt	BBB	Stable
	Short-Term Debt	K2	NA
Sterling National Bank	Deposit	A-	Stable
	Senior Unsecured Debt	A-	Stable
	Subordinated Debt	BBB+	Stable
	Short-Term Deposit	K2	NA
	Short-Term Debt	K2	NA

Jack Kopnisky, President and CEO of Sterling Bancorp, stated, “We are pleased with the strong initial rating from Kroll Bond Rating Agency. The investment grade rating recognizes the results of our efforts to build a high-performing regional bank, and should be especially meaningful as our commercial banking teams continue their outreach to institutional and larger commercial clients.”

Commenting on the basis of the ratings, the KBRA Rating Report stated, “Sterling Bancorp’s performance has been solid in recent years, with a core ROA approximating 1.2%, driven by very low credit costs, a competitive NIM (net interest margin) and favorable operating efficiency, the latter, in part, based on the company’s commercially oriented business model. Capital metrics, including a +8% TCE (tangible common equity) ratio, are considered suitable for the assigned ratings.”

About Sterling Bancorp

Sterling Bancorp, whose principal subsidiary is Sterling National Bank, specializes in the delivery of service and solutions to business owners, their families and consumers within the communities it serves through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

Forward-Looking Statements

This release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may concern Sterling's current expectations about its future results, plans, operations and prospects and are subject to numerous assumptions, risks and uncertainties, including inflation; the effects of, and changes in, trade; changes in asset quality and credit risk; introduction, withdrawal, success and timing of business initiatives; capital management activities; customer disintermediation; and the success of Sterling at managing these risks. Other factors that could cause Sterling's actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of Sterling's securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and Sterling specifically disclaims any obligation to update these statements in the future.

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